Exhibit 99.1

129 Morgan Drive Norwood, MA 02062	voice: (781) 551-9450 fax: (781) 440-9528 email: apogee@apogeebio.com

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:

Paul J. Murphy

Chief Financial Officer and Vice President of Finance

Telephone: (781) 551-9450

Apogee Plans Transition to OTC Bulletin Board upon
Receipt of Delisting Decision from the American Stock Exchange

NORWOOD, Mass. (Nov. 21, 2007) — Apogee Technology, Inc. (the “Company”) received notification from the American Stock Exchange (the “Amex”) on December 18, 2007, that its Listing Qualifications Panel upheld the decision to cease the continued listing of the Company’s common stock and to initiate delisting proceedings. The Company is working on an orderly transition from the Amex to the OTC Bulletin Board® and/or the Pink Sheets© LLC. There will be no interruption in the trading of its common stock during the transition, which is expected to be completed prior to year-end.

The Amex will suspend trading in the Company’s common stock in accordance with Section 1204(d) of the Amex Company Guide (the “Company Guide”) and will file an application with the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the Amex in accordance with the timing and procedures set forth in Sections 1205(g), 1206(d) and/or Section 1206(e) of the Company Guide.

Herbert Stein, Apogee’s Chairman and CEO, said, “We have been very pleased with our experience on the American Stock Exchange. However, we believe that raising sufficient equity funds, at this time, to meet the Amex shareholder equity listing requirements exceeds our near term capital needs and would result in unnecessary shareholder dilution. Our planned transition to the OTCBB will provide liquidity and marketability for our stock while allowing us to execute a funding strategy that we believe will best serve our business and shareholders’ interests.”

About Apogee Technology, Inc.

Apogee Technology, Inc. is a biotechnology company developing proprietary systems for the delivery of pharmaceutical agents into the skin for the treatment and prevention of local and systemic conditions. The Company’s PyraDerm™ delivery system incorporates structured solid-state formulations designed to penetrate the outer layer of the skin and then release the agent in a controlled manner. The Company is also developing and commercializing sensors and sensor systems with a specialized focus on health monitoring systems. For more information please visit our web site at: http://www.apogeebio.com.

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PyraDerm™, Sensilica® and IntellaPAL™ are trademarks of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders.

Certain statements made herein that use the words “anticipate,” “may,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve those oriented to the Company’s continued trading status, capital raising transactions and its interaction with future quotation or listing services in addition to those related to the design, development and production efforts of our PyraDerm™, Sensilica® and IntellaPAL™ technologies, known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its report on Form 10-KSB, as amended, for the year ended December 31, 2006 and its quarterly reports on Form 10-QSB, for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.